EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Diebold, Incorporated:
We consent to the incorporation by reference in the registration statements (Nos. 33-32960, 33-39988, 33-55452, 33-54677, 33-54675, 333-32187 and 333-60578) on Form S-8 of Diebold, Incorporated of our reports dated March 1, 2007, with respect to the consolidated balance sheets of Diebold, Incorporated and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2006, and related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of Diebold, Incorporated and subsidiaries.
Our report on the consolidated financial statements refers to the adoption of the provisions of Statement of Financial Accounting Standards No. 123(R), Share Based Payment, effective January 1, 2006 and Statement of Financial Accounting Standards No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106, and 132(R), effective December 31, 2006.
/s/KPMG LLP
Cleveland, Ohio
March 1, 2007